EXHIBIT 4.2

                         SUBSEQUENT TRANSFER INSTRUMENT

         Pursuant to this Subsequent Transfer Instrument, dated August 27, 2004 (the "Instrument"), between Financial Asset Securities Corp. as seller (the "Depositor"), and Wells Fargo Bank, N.A. as trustee (the "Trustee") of the First Franklin Mortgage Loan Trust 2004-FFH2, Asset-Backed Certificates, Series 2004-FFH2 and pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2004 (the "Pooling and Servicing Agreement"), among the Depositor, Saxon Mortgage Services, Inc. as servicer and the Trustee, the Depositor and the Trustee agree to the sale by the Depositor and the purchase by the Trustee in trust, on behalf of the Trust, of the Mortgage Loans listed on the attached Schedule of Mortgage Loans (the "Subsequent Mortgage Loans").

         Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

         Section 1. CONVEYANCE OF SUBSEQUENT MORTGAGE LOANS.

         (a) The Depositor does hereby sell, transfer, assign, set over and convey to the Trustee in trust, on behalf of the Trust, without recourse, all of its right, title and interest in and to the Subsequent Mortgage Loans, and including all amounts due on the Subsequent Mortgage Loans after the related Subsequent Cut-off Date, and all items with respect to the Subsequent Mortgage Loans to be delivered pursuant to Section 2.01 of the Pooling and Servicing Agreement; provided, however that the Depositor reserves and retains all right, title and interest in and to amounts due on the Subsequent Mortgage Loans on or prior to the related Subsequent Cut-off Date. The Depositor, contemporaneously with the delivery of this Agreement, has delivered or caused to be delivered to the Trustee each item set forth in Section 2.01 of the Pooling and Servicing Agreement. The transfer to the Trustee by the Depositor of the Subsequent Mortgage Loans identified on the Mortgage Loan Schedule shall be absolute and is intended by the Depositor, the Servicer, the Trustee and the Certificateholders to constitute and to be treated as a sale by the Depositor to the Trust Fund.

         (b) The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee without recourse for the benefit of the Certificateholders all the right, title and interest of the Depositor, in, to and under the Subsequent Mortgage Loan Purchase Agreement, dated the date hereof, between the Depositor as purchaser and the Servicer as seller, to the extent of the Subsequent Mortgage Loans.

         (c) Additional terms of the sale are set forth on Attachment A hereto.

         Section 2. REPRESENTATIONS AND WARRANTIES; CONDITIONS PRECEDENT.

         (a) The Depositor hereby confirms that each of the conditions and the representations and warranties set forth in Section 2.08 of the Pooling and Servicing Agreement are satisfied as of the date hereof.

         (b) All terms and conditions of the Pooling and Servicing Agreement are hereby ratified and confirmed; provided, however, that in the event of any conflict, the provisions of this Instrument shall control over the conflicting provisions of the Pooling and Servicing Agreement.

         Section 3. RECORDATION OF INSTRUMENT.

         To the extent permitted by applicable law, this Instrument, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in



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all of the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the Certificateholders' expense on direction of the related Certificateholders, but only when accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders or is necessary for the administration or servicing of the Mortgage Loans.

         Section 4. GOVERNING LAW.

         This Instrument shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to principles of conflicts of law.

         Section 5. COUNTERPARTS.

         This Instrument may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same instrument.

         Section 6. SUCCESSORS AND ASSIGNS.

         This Instrument shall inure to the benefit of and be binding upon the Depositor and the Trustee and their respective successors and assigns.





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                        FINANCIAL ASSET SECURITIES CORP.


                                            By:     /s/ Frank Skibo
                                               --------------------------------
                                            Name:   Frank Skibo
                                            Title:  Senior Vice President


                                            WELLS FARGO BANK, N.A., as Trustee
                                            for First Franklin Mortgage Loan
                                            Trust 2004-FFH2, Asset-Backed
                                            Certificates, Series 2004-FFH2

                                            By:     /s/ Amy Doyle
                                               --------------------------------
                                            Name:   Amy Doyle
                                            Title:  Vice President



ATTACHMENTS
A. Additional terms of sale.
B. Schedule of Subsequent Mortgage Loans.



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                                  ATTACHMENT A
                                  ------------

                            ADDITIONAL TERMS OF SALE

         A.       General

         1.       Subsequent Cut-off Date: August 1, 2004
         2.       Subsequent Transfer Date: August 27, 2004
         3. Aggregate Stated Principal Balance of the Subsequent Mortgage Loans as of the Subsequent Cut-off Date: $250,000,000.08
         4.       Purchase Price: 100.00%

         B. The obligation of the Trust Fund to purchase a Subsequent Mortgage Loan on any Subsequent Transfer Date is subject to the satisfaction of the conditions set forth in the immediately preceding paragraph and the accuracy of the following representations and warranties with respect to each such Subsequent Mortgage Loan determined as of the applicable Subsequent Cut-off
Date: (i) the Subsequent Mortgage Loan may not be 30 or more days delinquent as of the last day of the calendar month preceding the Subsequent Cut-off Date;
(ii) the original term to stated maturity of the Subsequent Mortgage Loan will not be less than 180 months and will not exceed 360 months; (iii) the Subsequent Mortgage Loan may not provide for negative amortization; (iv) the Subsequent Mortgage Loan will not have a loan-to-value ratio greater than 100.00%; (v) such Subsequent Mortgage Loans will have, as of the Subsequent Cut-off Date, a weighted average term since origination not in excess of 2 months; (vi) the Subsequent Mortgage Loan, if a fixed-rate Subsequent Mortgage Loan, will have a Mortgage Rate that is not less than approximately 6.000% per annum or greater than approximately 10.500% per annum; (vii) each of the Subsequent Mortgage Loans will have a first payment date occurring on or before September 1, 2004 and will include 30 days' interest thereon; (viii) if the Subsequent Mortgage Loan is an adjustable-rate Subsequent Mortgage Loan, the Subsequent Mortgage Loan will have a Gross Margin not less than approximately 3.000% per annum, will have a Maximum Mortgage Rate not less than approximately 9.5% per annum and will have a Minimum Mortgage Rate not less than approximately 4.75% per annum and
(ix) the Subsequent Mortgage Loan will have been underwritten in accordance with the criteria set forth under "First Franklin Financial Corporation--Underwriting Standards" in the Prospectus Supplement.

         C. Following the purchase of any Subsequent Group I Mortgage Loan by the Trust, the Group I Mortgage Loans (including such Subsequent Group I Mortgage Loans) will: (i) will have a weighted average original term to stated maturity of not more than 360 months; (ii) will have a weighted average Mortgage Rate of not less than 7.000% per annum and not more than 7.500% per annum; (iii) will have a weighted average loan-to-value ratio of not more than 100.00%; (iv) will have no Mortgage Loan with a Principal Balance in excess of $1,000,000; (v) will consist of Mortgage Loans with prepayment charges representing no less than approximately 77.00% of the Group I Mortgage Loans and (vi) have no more than 8.25% of fixed-rate Group I Mortgage Loans. In addition, the adjustable-rate Group I Mortgage Loans will have a weighted average Gross Margin not less than 5.750% per annum. For purposes of the calculations described in this paragraph,



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percentages of the Group I Mortgage Loans will be based on the Principal Balance of the Closing Date Group I Mortgage Loans as of the Cut-off Date and the Principal Balance of the Subsequent Group I Mortgage Loans as of the related Subsequent Cut-off Date.

         D. Following the purchase of any Subsequent Group II Mortgage Loan by the Trust, the Group II Mortgage Loans (including such Subsequent Group II Mortgage Loans) will: (i) will have a weighted average original term to stated maturity of not more than 360 months; (ii) will have a weighted average Mortgage Rate of not less than 6.750% per annum and not more than 7.500% per annum; (iii) will have a weighted average loan-to-value ratio of not more than 100.00%; (iv) will have no Mortgage Loan with a Principal Balance in excess of $1,000,000; (v) will consist of Mortgage Loans with prepayment charges representing no less than approximately 75.00% of the Group II Mortgage Loans and (vi) have no more than 6.00% of fixed-rate Group II Mortgage Loans. In addition, the adjustable-rate Group II Mortgage Loans will have a weighted average Gross Margin not less than 5.250% per annum. For purposes of the calculations described in this paragraph, percentages of the Group II Mortgage Loans will be based on the Principal Balance of the Closing Date Group II Mortgage Loans as of the Cut-off Date and the Principal Balance of the Subsequent Group II Mortgage Loans as of the related Subsequent Cut-off Date.

         E. Notwithstanding the foregoing, any Subsequent Mortgage Loan may be rejected by any Rating Agency if the inclusion of any such Subsequent Mortgage Loan would adversely affect the ratings of any Class of Certificates. At least one Business Day prior to the Subsequent Transfer Date, each Rating Agency shall notify the Trustee as to which Subsequent Mortgage Loans, if any, shall not be included in the transfer on the Subsequent Transfer Date; provided, however, that the Seller shall have delivered to each Rating Agency at least three Business Days prior to such Subsequent Transfer Date a computer file acceptable to each Rating Agency describing the characteristics specified in paragraphs (c) and (d) above.



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                                  ATTACHMENT B
                                  ------------

                                 FILED BY PAPER



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                                  ATTACHMENT C
                                  ------------

                             AVAILABLE UPON REQUEST